Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Vertical Conveyor Belt Failure Results in Temporary Idling of Pattiki Mine

Tulsa, Oklahoma, May 17, 2010 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its wholly-owned White County Coal, LLC subsidiary (“White County Coal”) has temporarily idled the Pattiki mine located near the city of Carmi in White County, Illinois. Production operations were halted at approximately 7:00 p.m. on Thursday, May 13, 2010, following the failure of the vertical conveyor belt system used in conveying raw coal out of the Pattiki mine. There were no injuries associated with the event.

White County Coal has begun efforts to repair the vertical belt system but is currently unable to estimate a completion date. The actual time required to repair the vertical belt system will be impacted by, among other factors, availability of materials and equipment. ARLP is taking steps to mitigate the loss of production from the Pattiki mine during the repair period by expanding coal production at other ARLP operations in the region, which includes bringing the seventh and eighth production units into operation at the River View mine in Union County, Kentucky. Consequently, although normal production operations at the Pattiki mine remain suspended pending completion of repairs, ARLP currently anticipates that the vertical belt failure will not have a material adverse impact on the Partnership.

The Pattiki mine produces high-sulfur coal from the Illinois No. 6 coal seam utilizing continuous mining units and room-and-pillar techniques. Production from the Pattiki mine averaged approximately 220,000 tons per month during the first quarter of 2010.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. As the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, ARLP is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; decreases in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; weakness in global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital market conditions; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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